Exhibit 10.1

CORPORATE ADVISORY ENGAGEMENT AGREEMENT

November 9, 2022

SKYX Platforms Corp.

John Campi | Chief Executive Officer

2855 West McNab Road, Pompano Beach, FL 33069

Dear Mr. Campi:

Newbridge Securities Corporation (“Newbridge”) is pleased to provide financial and corporate advisory services to SKYX Platforms Corp., a Florida corporation, (the “Company) on the terms and conditions in this letter agreement (the “Agreement”).

1.	Engagement; Nature of Services.

Newbridge will act as the Company’s non-exclusive financial advisor with respect to the matters listed below and may perform such services as the parties deem reasonably necessary.

Corporate Advisory Services. Newbridge shall provide the Company with financial and general corporate advisory services (the “Services”) in connection with investment banking matters such as:

i)	Introduction to pertinent equity research professionals;
ii)	Arranging for, and otherwise assisting in, “non-deal road shows” for the corporate presentation focused on meetings and/or communicating with U.S. institutional and U.S. retail investor groups;
iii)	Assist in getting the Company to attend investor conferences;
iv)	Assist with outside corporate communications and investor relations professionals;
v)	Rendering of advice related to capital structures, U.S. capital market opportunities, asset allocation or exit strategies;
vi)	Assisting in the preparation of a comprehensive due diligence package that can be used for potential M&A, Joint-Venture or Capital Raise transactions;
vii)	Assist in the drafting of press releases; and
viii)	Make ourselves available for board meetings.

Newbridge shall not be required to undertake duties not reasonably within the scope of the Services contemplated by this Agreement or to spend any minimum amount of time in providing such Services. Newbridge does not provide tax, accounting or legal advice. Any capital raises (private placements, registered directs, and registered public offerings) shall be subject to a separate agreement and are expressly not addressed by this Agreement.

2.	Term; Termination of Engagement.

The term of this engagement shall be for twenty-four (24) months from the date this Agreement is executed by both parties (the “Start Date”). Nevertheless, Newbridge’s engagement may be terminated by either the Company or Newbridge at any time upon 15 days’ written notice to that effect to the other party.

The provisions of this Section 2 and of Sections 5, 6, 7, 14 and 15 of this Agreement shall survive termination.

1200 N Federal Highway, Suite 400, Boca Raton, FL  33432 | Telephone: 561.395.1220 Fax: 561.229.1531

Investment Advisory Services offered through Newbridge Financial Services Group, Inc. an SEC Registered Investment Advisor www.newbridgesecurities.com

3.	Information.

The Company will furnish to Newbridge such information as Newbridge reasonably requests in connection with performing the Services. In performing the Services, Newbridge will use and rely upon the information furnished by the Company as well as publicly available information regarding the Company. Accordingly, Newbridge shall be entitled to assume and rely upon the accuracy and completeness of all such information and is not required to independently verify any information, whether publicly available or otherwise furnished to it, including any financial information, forecasts or projections. For any financial forecasts and projections made available to Newbridge, Newbridge may assume that the forecasts and projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company.

4.	Fees.

For the Services to be rendered by Newbridge, the Company shall pay to Newbridge the following Fees, as set forth below.

The Company shall pay Newbridge a fee (the “Corporate Advisory Fee”) consisting of unregistered restricted shares of the Company’s common stock, vesting in the amounts and on the dates as more specifically set forth on Exhibit A of this Agreement.

All Corporate Advisory Fee shares, and any other equity compensation received pursuant to this Agreement, shall be subject to a lock-up restriction providing that such shares may not be sold until a holding period of at least six (6) months from the date such shares vest. Notwithstanding the foregoing, any transactions involving such shares shall be subject to the Company’s Insider Trading Policy and federal and state securities rules and regulations.

At Newbridge’s option and upon Newbridge’s prior written instructions to the Company, the Company shall issue all or a portion of the Fee Shares from the Corporate Advisory Fee due to Newbridge under this Agreement directly to specified Newbridge affiliates, employees, or any other third-party assignee pursuant to applicable rules and regulations who were identified by Newbridge in writing prior to entering into this Agreement.

5.	Expenses:

Newbridge will pre-approve with the Company in writing or via email confirmation any expenses related to this engagement (including travel expenses, legal fees and other miscellaneous, etc.) incurred in connection with this Corporate Advisory assignment or otherwise arising out of this Agreement. Once approved, the Company shall reimburse Newbridge for all expenses due to it within 10 days of written receipt.

6.	Scope of Liability.

Neither party shall be liable to the other party, or to any other person claiming through such party, for any claim, loss, damage, liability, or expense suffered by the such party or any such other person arising out of or related to Newbridge’s engagement except for any claim, loss, damage, liability or expense that has been finally judicially determined to arise solely, out of a party’s bad faith, willful misconduct or gross negligence or a breach of Section 14.

7.	Indemnification.

Each party (the “Indemnifying Party”) agrees to indemnify and hold harmless the other party, its affiliates, and any of its and their respective officers, directors, employees, successors and assigns (the “Indemnified Party”), from and against all third party losses, damages or expenses of whatever form or nature, including attorneys’ fees and other costs of legal defense, whether direct or indirect, that they, or any of them, may sustain or incur as a result of the Indemnifying Party’s performance of this Agreement. The Indemnified Party agrees to promptly notify the Indemnifying Party of any such claims, to cooperate with the Indemnifying Party in the defense of any such claims as reasonably requested by the Indemnifying Party and at the Indemnifying Party’s cost, and to allow the Indemnifying Party to control the defense and settlement of the proceeding, provided, however, that the Indemnified Party’s failure to give such prompt notice shall not release the Indemnifying Party from its obligations hereunder, except to the extent, if any, that the Indemnifying Party is actually prejudiced thereby. The Indemnified Party may observe the proceeding and confer with the Indemnifying Party at its own expense. Notwithstanding the foregoing, the Indemnifying Party may not settle any pending or threatened claim against the Indemnified Party, make any acknowledgment on behalf of or impose any obligations on the Indemnified Party, in each case without the Indemnified Party’s prior written consent, such consent not to be unreasonably withheld or delayed.

1200 N Federal Highway, Suite 400, Boca Raton, FL  33432 | Telephone: 561.395.1220 Fax: 561.229.1531

Investment Advisory Services offered through Newbridge Financial Services Group, Inc. an SEC Registered Investment Advisor www.newbridgesecurities.com

8.	Representations and Warranties; Covenants.

a)	The Company represents and warrants to Newbridge that all information provided by the Company will be accurate and complete in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made.

b)	The parties each represent and warrant to the other that the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated in this Agreement have been duly authorized by all necessary corporate action and will not conflict with or constitute a breach of, or default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the party pursuant to, any contract, indenture, mortgage, loan agreement, note lease or other instruments to which the party is bound, or to which any property or assets of the party are subject.

9.	Reliance on Others.

The Company confirms that it will rely on its own counsel and accountants for legal, tax and accounting advice.

10.	No Rights in Shareholders, etc.

Newbridge has been engaged only by the Company, and this engagement is not deemed to be on behalf of and is not intended to confer rights upon any shareholder, partner or other owner of the Company or any other person not a party to this Agreement as against Newbridge. Unless otherwise expressly agreed, no one other than the Company is authorized to rely upon this engagement of Newbridge or to rely upon any statements, advice, opinions or conduct by Newbridge.

11.	Independent Contractor; No Fiduciary Duty; Non-Exclusive Services.

Newbridge’s role is that of an independent contractor and nothing in this Agreement is intended to create or shall be construed as creating a fiduciary relationship between the Company and Newbridge. Newbridge and its affiliates provide financial advisory services, investment banking services, and consulting advice to others. Nothing in this Agreement shall limit or restrict Newbridge in providing services to others, except as such services may relate to matters concerning the Company’s business and properties.

12.	Advertising.

Newbridge may, with the Company’s written permission, at its option and expense: (a) place advertisements in financial and other newspapers and journals (including electronic versions) describing its services to the Company and (b) use the Company’s corporate logo in such advertising or related promotional materials (including electronic versions) concerning Newbridge’s services to the Company. If requested by Newbridge and to the extent not prohibited by applicable law or regulation, the Company may, in its reasonable discretion, include a mutually acceptable reference to Newbridge in any press release or other public announcement made by the Company regarding a Corporate Advisory assignment.

13.	Governing Law; Jurisdiction.

This Agreement shall be governed by and construed in all respects under the laws of the State of Florida, without reference to its conflict of laws provisions. Any right to trial by jury for any claim, action, proceeding or litigation arising out of this Agreement or any of the matters contemplated in this Agreement is waived by the Company and Newbridge. The parties hereby irrevocably and unconditionally: submit to the jurisdiction of the federal and state courts located in Palm Beach County Florida, for any dispute related to this Agreement or any of the matters contemplated hereby; consent to service of process by registered or certified mail return receipt requested or by any other manner provided by applicable law; and waive any right to claim that any action, proceeding or litigation so commenced has been commenced in an inconvenient forum.

1200 N Federal Highway, Suite 400, Boca Raton, FL  33432 | Telephone: 561.395.1220 Fax: 561.229.1531

Investment Advisory Services offered through Newbridge Financial Services Group, Inc. an SEC Registered Investment Advisor www.newbridgesecurities.com

14.	Confidentiality.

“Confidential Information” means all information and know-how, regardless of whether in writing, relating to the business, technical, financial or other affairs of the Company or its representatives, customers, potential customers, suppliers or potential suppliers that the Company delivers or otherwise makes available to Newbridge or that has or may come into the possession of Newbridge, including, without limitation, any invention, method, technique, project, development, plan, vendor information, customer information, equipment, trade secret, process, research, reports, financial data, technical data, computer program, software, software code, software documentation, hardware design, technology, marketing or business plan, forecast, financial statement, budget, price, cost or personnel data.

Newbridge shall keep confidential the Confidential Information and (1) shall use at least the same degree of care in safeguarding the Confidential Information as it uses for its own confidential or like information, but in no event less than a reasonable degree of care; (2) shall use such Confidential Information only for the purposes contemplated by the parties upon entering into this Agreement; (3) may not reverse engineer, disassemble, decompile, unencrypt, extract or copy the Confidential Information; (4) may not, directly or indirectly (including in the conduct of its business), use, or permit to be used, the Confidential Information to the Company’s detriment.

All Confidential Information contained in files, letters, memoranda, reports, records, data or other tangible material that Newbridge creates or that comes into its custody or possession, may be used by Newbridge only for the purposes contemplated by the parties upon entering into this Agreement. Within thirty (30) days of any written request of the Company, Newbridge shall destroy all of its copies of such Confidential Information or return the same to Company and, in either case, certify to the Company its compliance with the terms of this provision. After such destruction or return thereof, Newbridge shall not retain any copies thereof or any such tangible property.

Newbridge may release Confidential Information to its attorneys or the courts in prosecuting or defending any claim under this Agreement or pursuant to an order of a court or government agency, provided, however, that in the case of release pursuant to this section, Newbridge shall limit the release to the greatest extent reasonably possible under the circumstances and shall have provided to the Company sufficient advance notice to permit the Company to seek a protective order or other order protecting its Confidential Information from being so disclosed.

The parties hereto acknowledge that the remedies at law for breach of this Section will be inadequate, and that the Company shall be entitled to injunctive relief for violation thereof.

15.	Work for Hire.

Any material and information created by Newbridge in the course of, or as a result of, Newbridge’s engagement by the Company that is fixed in a tangible medium of expression, including, but not limited to, notes, drawings, memoranda, correspondence, documents and work papers, regardless of the medium in which it is fixed (each, a “Work”) will be and remain exclusively the property of the Company. Each such Work is a “work for hire” within the meaning and purview of the Copyright Act of 1976, 17 USC § 1, and the Company may file applications to register copyright as the author thereof. Newbridge shall take whatever steps and do whatever acts the Company requests, including, but not limited to, placement of the Company’s copyright notice on such Works to secure or aid in securing copyright protection and shall assist the Company or its designees in filing applications to register claims of copyright in such works. Newbridge may not reproduce, distribute, display publicly, or perform publicly, alone or in combination with any data processing or network system, any Works without the written permission from the Company.

1200 N Federal Highway, Suite 400, Boca Raton, FL  33432 | Telephone: 561.395.1220 Fax: 561.229.1531

Investment Advisory Services offered through Newbridge Financial Services Group, Inc. an SEC Registered Investment Advisor www.newbridgesecurities.com

16.	Miscellaneous.

Nothing in this Agreement is intended to obligate Newbridge to provide any services other than as set forth above. This Agreement may be executed in counterparts, in PDF and/or email, each of which shall be deemed an original, but which together shall be considered a single instrument. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings (both written and oral) of the parties with respect to the subject matter of this Agreement. This Agreement cannot be amended or otherwise modified except in writing signed by the parties. The provisions of this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company and Newbridge.

Sincerely,

Newbridge Securities Corporation

By:	/s/ Chad D. Champion
Chad D. Champion
Senior Managing Director
Head of Equity Capital Markets

Date: November 9, 2022

ACCEPTED AND AGREED:

SKYX Platforms Corp.

By:	/s/ John P. Campi
John P. Campi | Chief Executive Officer

Date: November 9, 2022, 5:00 p.m. EST

1200 N Federal Highway, Suite 400, Boca Raton, FL  33432 | Telephone: 561.395.1220 Fax: 561.229.1531

Investment Advisory Services offered through Newbridge Financial Services Group, Inc. an SEC Registered Investment Advisor www.newbridgesecurities.com

Exhibit A

Corporate Advisory Fee

Newbridge shall receive the following Corporate Advisory Fee in exchange for Newbridge’s performance of the Services:

Restricted Unregistered Stock Payment

Subject to approval of this Agreement by the Company’s Board of Director’s and Audit Committee, the Company shall pay to Newbridge the Corporate Advisory Fee consisting of, in the aggregate, Two Hundred Thousand (200,000) unregistered restricted shares of common stock of the Company, vesting and becoming issuable as follows:

1.	Fifty Thousand (50,000) shares of the Company’s common stock shall vest on the Grant Date (as defined below), and such shares shall be issued by the Company promptly thereafter.

2.	Fifty Thousand (50,000) shares of the Company’s common stock shall vest on the six (6) month anniversary of the Start Date, and such shares shall be issued by the Company promptly thereafter.

3.	Fifty Thousand (50,000) shares of the Company’s common stock shall vest on the twelve (12) month anniversary of the Start Date, and such shares shall be issued by the Company promptly thereafter.

4.	Fifty Thousand (50,000) shares of the Company’s common stock shall vest on the eighteen (18) month anniversary of the Start Date, and such shares shall be issued by the Company promptly thereafter.

This parties agree that this Agreement and the Corporate Advisory Fee shall not be effective until the date that this Agreement has been approved by the Company’s Board of Directors and Audit Committee (the “Grant Date”).

Any portion of a Corporate Advisory Fee that has not vested as of the date this Agreement is terminated shall be forfeited and terminated automatically.

The Corporate Advisory Fee will be valued as of the date of the Agreement, equaling greater of the “consolidated closing bid price” (as determined by Nasdaq) or the “closing price” (meaning the Nasdaq Official Closing Price, available at https://www.nasdaq.com/market-activity/quotes/historical-nocp) on such date.

1200 N Federal Highway, Suite 400, Boca Raton, FL  33432 | Telephone: 561.395.1220 Fax: 561.229.1531

Investment Advisory Services offered through Newbridge Financial Services Group, Inc. an SEC Registered Investment Advisor www.newbridgesecurities.com